Exhibit 10.1

INSTRUCTIONS FOR THE EXECUTION OF THE

RELEASE OF CLAIMS

As a condition for, and in consideration of, your receiving separation pay from Alight Solutions LLC, Alight Solutions LLC requires that you agree to and sign the RELEASE OF CLAIMS, which is attached.

1.
You will have forty-five (“45”) days after the date you receive this RELEASE OF CLAIMS to return a signed copy to the Human Resources Department (see the address on the last page). If we have not received your signed RELEASE OF CLAIMS by that date, you will not receive separation benefits. In addition, you will not receive these benefits if you return and then revoke the RELEASE OF CLAIMS within seven (7) days of the date you sign the RELEASE OF CLAIMS or, if for any other reason, the RELEASE OF CLAIMS does not become effective.

2.
We advise you to consult with an attorney prior to signing the RELEASE OF CLAIMS. Of course, whether you seek legal counsel, and the choice of such counsel, is for you to determine. You will be responsible for the cost of any legal consultation. Please be advised that the RELEASE OF CLAIMS is not subject to any modification or amendment. Agreements that have been modified and/or amended will not be accepted.

3.
Once you have signed the RELEASE OF CLAIMS, you will have an additional seven (7) days in which you may revoke your acceptance by delivering a letter or email to the Human Resources Department (see the address on the last page). The RELEASE OF CLAIMS will not become effective until the eighth day following the day you signed the RELEASE OF CLAIMS (the “Release Effective Date”).

4.
Please read the enclosed RELEASE OF CLAIMS.

RELEASE OF CLAIMS

In exchange for the consideration provided to me by Alight Solutions LLC (“Alight” or the “Company”), which I acknowledge I am not otherwise entitled to receive, I, Cesar Jelvez, freely and voluntarily agree to this RELEASE OF CLAIMS (referred to herein as “RELEASE OF CLAIMS” or the “Agreement”).

1.
Termination. My employment with Alight will end effective July 27, 2023 (“Termination Date”) regardless of whether or not I sign this RELEASE OF CLAIMS. I hereby confirm my resignation from all officer and director positions with the Company and its affiliates, effective as of the Termination Date.
2.
Consideration.

If I sign this RELEASE OF CLAIMS and if I do not revoke acceptance of this RELEASE OF CLAIMS, Alight will provide the following consideration:

a.
Payments equal to Four Hundred and Seventy-Five Thousand Dollars xx/100 ($475,000), less applicable taxes and withholdings, which shall be paid in installments over twelve (12) months on the same dates as the Company’s regular payroll schedule, beginning on the first payroll date following the Release Effective Date. The installment pay amount will be equal to the semimonthly pay amount until the full amount has been paid;
b.
If I elect continuation of health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Alight will continue medical, dental and vision coverage under COBRA (1) at the same level as in effect immediately prior to my Termination Date, (2) for a period of twelve (12) consecutive calendar months starting with the month following the Release Effective Date or, if earlier, until the date I become eligible for comparable benefits provided by a subsequent employer, and (3) at a cost no greater than that paid by similarly-situated active employees;
c.
One year of outplacement services which I may initiate within ninety (90) days of the Release Effective Date;
d.
Vesting and delivery of 285,000 shares of Alight, Inc. Class A common stock (“Common Stock”) on the Certification Date, representing the “Target Number” of “Performance-Vested RSUs” granted to me on September 10, 2021, and using a deemed achievement level of 100%, pursuant to the Notice of Restricted Stock Unit Grant and the Restricted Stock Unit Award Agreement dated as of such date (collectively, the “RSU Agreement”);
e.
Vesting and delivery of an additional 55,438 shares of Common Stock on December 31, 2023, representing a pro-rata portion of the tranche of “Time-Vested RSUs” granted to me pursuant to the RSU Agreement that were scheduled to vest on December 31, 2023 (with such pro-ration reflecting the portion of 2023 during which I was employed by the Company prior to the Termination Date);
f.
Unless otherwise specified herein, the consideration listed above will be paid within thirty (“30”) days following the Release Effective Date.
3.
Final Pay; COBRA. Regardless of whether I execute this RELEASE OF CLAIMS, the Company shall timely pay me all final wages at my current base salary, minus applicable federal, state and local tax withholdings and authorized or required deductions, for services performed for the Company through and including the Separation Date. I will receive under separate cover information regarding my rights under the Consolidated Omnibus Budget Reconciliation Act and, if applicable, any state continuation coverage laws (collectively, “COBRA”). I acknowledge that I should review the COBRA notice and election forms carefully to understand my rights and obligations to make timely elections, provide timely notification and make timely premium payments.
4.
Treatment of Outstanding Equity Awards. Except as otherwise set forth in paragraph 2 above, my equity awards in Alight, Inc. that are outstanding as of the Termination Date will be treated in accordance with the terms of the applicable plans, documents and agreements governing such awards (unless otherwise modified pursuant to written agreement between me and the Company (or its applicable affiliate)).
5.
Released Parties. In signing and not revoking this RELEASE OF CLAIMS, I hereby waive and release any and all claims that I may ever have had or that I now have against the following persons and organizations:
a.
Alight Solutions LLC, its corporate parent, its affiliates, its successors, its predecessors, and its subsidiaries (collectively, the “Company”); and,
b.
Any and all officers, directors, employees, shareholders, and agents of the Company, its corporate parents, its affiliates, its successors, its predecessors, and its subsidiaries, regardless of the period during which they held these positions, and in every and all capacities, whether corporate, individual, or otherwise.
6.
General Release. I understand and agree that, in signing and not revoking this RELEASE OF CLAIMS, I am waiving and releasing any and all claims of whatever nature that I may ever have had or now have against the persons and organizations listed in paragraph 5. I understand and agree that, among the claims that I am waiving and releasing are the following:
a.
Claims of age discrimination in employment under the federal Age Discrimination in Employment Act of 1967 (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”);
b.
Claims of race, color, sex, national origin, and religious discrimination or harassment in employment under Title VII of the Civil Rights Act of 1964, as amended, and under the Civil Rights Act of 1866, 42 U.S.C. § 1981, as amended;
c.
Claims of disability discrimination under the Americans with Disabilities Act

(“ADA”), as amended;
d.
Claims under any employment agreement or any claims of breach of contract;
e.
Whistleblower claims;
f.
Any common law or statutory claims of wrongful discharge and any other common law tort or statutory claims;
g.
Claims of unlawful discrimination, retaliation, or wrongful discharge related to, or arising out of, my employment at Alight under any other federal, state, or local statute, ordinance, regulation, or constitution, including, but not limited to, claims under the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act (“FMLA”), the Equal Pay Act (“EPA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the Genetic Information Nondiscrimination Act (“GINA”), the Pregnancy Discrimination Act (“PDA”), the Worker Adjustment Retraining and Notification Act (“WARN”), and any other applicable rules, ordinances, regulations, or laws; and
h.
Any Claim for payment (other than under paragraphs 2 and 4 above) under any other agreement, plan or arrangement with, or maintained by the Company, in connection with a termination of my employment including, without limitation, the Alight Solutions LLC Severance Plan.

I understand and agree that I am waiving and releasing any and all claims that I may ever have had or that I now have, regardless of their nature or origin, and that the fact that such claim is not listed in subparagraphs (a) through (h) above does not mean that such claim is not included in this RELEASE OF CLAIMS.

I further acknowledges that the release of Claims under this Release covers any and all rights and benefits I have, whether known or unknown, and I waive any and all rights under the laws of any state (expressly including but not limited to Section 1542 of the California Civil Code), which is substantially similar in wording or effect as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

I, upon execution and non-revocation of this RELEASE OF CLAIMS shall be deemed to have waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to § 1542 of the California Civil Code.

7.
Exclusions. I understand that I am not waiving any right or releasing any claim that cannot under the controlling law be released by private agreement including, without limitation, claims under any workers’ compensation or unemployment compensation laws or for any vested benefit that I may have under any employee benefit plan, arising after the date I execute this RELEASE OF CLAIMS, or for the reimbursement of expenses under any Company expense reimbursement policy. I further understand that nothing in this RELEASE OF CLAIMS prevents me from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Securities Exchange Commission (“SEC”) or any other federal, state, or local agency charged with the enforcement of any employment laws. These agencies have the authority to carry out their statutory duties by investigating a charge, issuing a determination, filing a lawsuit in Federal or state court in their own agencies’ name, or taking any other action authorized under these statutes. Employees retain the right to participate in such an action by such agencies and to recover any appropriate relief resulting from such an action by such agencies. Employees retain the right to communicate with the EEOC, NLRB, and other federal, state, or local agencies, and such communication can be initiated by the employee or in response to the government and is not limited by any non-disparagement, cooperation, and confidentiality obligation under this Agreement. I understand and agree, however, that in the event of any further proceedings based upon any released matter, none of the Released Parties shall have any further monetary or other obligation of any kind to me, and I hereby waive any such monetary or other recovery. This Agreement does not, however, waive or release my right to receive a whistleblower award from the SEC for information provided to the SEC.
8.
Terms and Provisions. No term or provision of this Agreement shall be construed in favor of, or against, a party because such party, or such party’s attorney or agent, drafted the term or provision.
9.
Captions and Headings. Any and all of the captions and headings contained in this Agreement are solely used for reference only and shall not be interpreted as a term or provision of this Agreement.
10.
No Admissions. The parties agree and acknowledge that this RELEASE OF CLAIMS is not an admission of liability or wrongful conduct by, or on the part of, any party and shall not serve as evidence or notice of any wrongdoing.
11.
Heirs and Assigns. In signing this Agreement, I agree and understand that this RELEASE OF CLAIMS will be binding not only on me but also on my heirs, administrators, and assigns with respect to the claims covered by this Agreement. As of the date of my signing of this Agreement, I have made no assignment of any claims against any of the persons or organizations described in paragraph 5.
12.
Review Acknowledgements. I hereby acknowledge that, at the time I was given this RELEASE OF CLAIMS, I was informed in writing that I had at least forty-five (“45”) days in which to consider whether I would sign this RELEASE OF CLAIMS. I also acknowledge that, at the time I was given this RELEASE OF CLAIMS, I was, and again am, informed in writing that I should consult with an attorney before signing this Agreement. I have had an opportunity to consult with an attorney and have either had such consultations or have decided of my own free will that I will sign this Agreement without consulting with legal counsel.

13.
Revocation. I acknowledge that I have been informed that I may revoke my acceptance of this RELEASE OF CLAIMS by delivering a letter or email to the Human Resources Department (see the address below), within seven (7) days of the date I signed this Agreement. I understand that this RELEASE OF CLAIMS will not become effective until the eighth day following my signing of this Agreement. I understand and intend that, in the event I do not revoke my acceptance of this Agreement within the applicable revocation period described in this paragraph, this RELEASE OF CLAIMS will be legally binding and enforceable on me, my heirs, administrators, and assigns.
14.
Trade Secrets and Confidential Information and Continuing Obligations. I acknowledge and agree that I remain bound by any restrictive covenant provision contained in any prior agreement entered into by me with the Company. I further agree to continue to respect the trade secrets and other confidential information to which I have had access while employed. Insofar as I have already signed any written agreement or agreements not to deal with customers or clients of the Company or not to solicit employees of the Company to leave their employment at the Company either during employment or for any period of time after cessation of employment, I confirm that I shall fulfill the terms of such agreement or agreements. Except with respect to allegations known to the Company at the Termination Date, if it is discovered at any time, even after my benefits have commenced under this RELEASE OF CLAIMS, that I violated the Company’s Code of Conduct while employed by the Company or any prior agreement I signed with the Company, or the terms of this RELEASE OF CLAIMS (for example, but not limited to, retaining and failing to return Company property), I will forfeit all benefits under this RELEASE OF CLAIMS and will be required to reimburse the Company for any benefits already paid or provided, if any, under this RELEASE OF CLAIMS.
15.
Non-Disparagement and Agreement to Cooperate. I agree not to make any public statements, whether written or oral, or any other statements that I reasonably believe are likely to become public, which could be interpreted, under the circumstances, as embarrassing, disparaging, prejudicial, or in any way detrimental to the interests of any of the persons or organizations listed in paragraph 5. I further agree to cooperate fully with the Company, its attorneys, and its accountants in connection with any potential or actual litigation, or any other real or potential dispute, which directly or indirectly involves the Company. I agree to refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Company or any of the other Released Parties, provided that nothing herein shall prohibit me from exercising my rights detailed in paragraph 7, or from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law. I shall cooperate fully with the Company and the other Released Parties in transitioning my responsibilities as requested by the Company. I shall cooperate fully in any administrative matter, investigative matter, litigation, or other legal matter(s) that may arise, or has arisen, involving the Company or any of the other Released Parties. My obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as the Company and the other Released Parties may reasonably require, giving truthful evidence and truthful testimony, and executing and delivering to the Company and any of the other Released Parties any truthful papers reasonably requested by any of them.

16.
Return of Property: In signing the RELEASE OF CLAIMS, I warrant and represent that I have returned all Company property to the Company, including any identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, confidential information about the Company’s clients or its client’s employees and/or benefit plan participants, and any other Company property that was in my possession or control before the termination of my employment with the Company. I understand and agree that the return of all of the Company’s property is a material condition of this RELEASE OF CLAIMS.
17.
Remedies. Termination and Recovery of Payment. I understand that if I fail to comply with any of the terms of this RELEASE OF CLAIMS, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to me under the provisions of this RELEASE OF CLAIMS and may terminate any benefits or payments that are later due under this RELEASE OF CLAIMS without waiving the releases provided in it.

18.
Governing Law and Severability. This RELEASE OF CLAIMS will be interpreted and enforced according to the laws of the State of Illinois. If any part of this RELEASE OF CLAIMS is judged by a court of competent jurisdiction to be illegal, invalid, or inoperable, then that part only will be stricken. A suitable and equitable provision will be substituted in order to carry out, so far as may be enforceable and valid, the intent and purpose of the stricken part, and the rest of this RELEASE OF CLAIMS will continue in full force and effect.

ALIGHT SOLUTIONS LLC

_/s/ Michael Rogers____________________________

By: Michael Rogers

Title: CHRO

Date: 08/18/2023

Cesar Jelvez /s/ Cesar Jelvez

NAME (Please Print) SIGNATURE 08/14/2023 [*****]
DATE EMPLOYEE ID #

PLEASE INDICATE YOUR UNDERSTANDING AND ACCEPTANCE OF THIS AGREEMENT BY EXECUTING THE AGREEMENT (E.G., BY INITIALING EACH PAGE AND BY SIGNING THIS PAGE) AND BY RETURNING THE FULLY EXECUTED RELEASE TO ALIGHT HR SHARED SERVICES USING ONE OF THE TWO RETURN OPTIONS BELOW:

Return the original signed copy of this form to:

Alight Solutions LLC

ATTN: Alight HR Shared Services

4 Overlook Point

4OB-1S-1

Lincolnshire, IL 60069

Attention: [*****]

Return a signed and scanned copy of this form to [*****].

Please notate in the subject line (Waiver/Release Cesar Jelvez, [*****]).

YOU MAY WANT TO PHOTOCOPY THE COMPLETE AND FULLY EXECUTED AGREEMENT, FOR YOUR FILES, IF YOU ARE SENDING IT BY MAIL.

If you have any questions, or would like to confirm receipt of this waiver, please contact: [*****]